Exhibit 99.1

Seres Therapeutics Reports Fourth Quarter and Full Year 2017 Financial Results and

Provides Business Updates

-     Positive SER-287 Phase 1b clinical and microbiome results support further development; Company plans to initiate next clinical trial in mid-2018 -

-     Preliminary Phase 1b study data obtained for SER-262, the first ever rationally-designed fermented microbiome therapeutic candidate evaluated in humans–

-     Collaboration with MD Anderson and Parker Institute intends to initiate clinical study in 2018 to evaluate microbiome therapeutics enhancing immuno-oncology treatments –

-     Conference call at 8:00 a.m. ET today -

CAMBRIDGE, Mass., March 8, 2018 — Seres Therapeutics, Inc. (Nasdaq:MCRB), a leading microbiome therapeutic development company developing a novel class of biological drugs, today reported fourth quarter and full year 2017 financial results and provided operational and strategic updates.

“2017 was a year of significant pipeline progress where Seres obtained promising SER-287 Phase 1b clinical and microbiome results in Ulcerative Colitis, advanced SER-109 into a pivotal Phase 3 study for recurrent C. difficile infection, and entered into a strategic collaboration with MD Anderson and the Parker Institute for Cancer Immunotherapy to initiate a clinical study to evaluate microbiome therapy effects in improving the efficacy of checkpoint inhibitors in cancer patients,” said Roger J. Pomerantz, M.D., President, CEO and Chairman of Seres. “Seres also recently obtained preliminary SER-262 Phase 1b study results in patients with primary C. difficile infection. The SER-262 results, the first ever from a rationally designed microbiome development candidate, provide key mechanistic insights that will inform the progress of Seres microbiome therapeutic candidates, including but not limited to SER-262.”

Dr. Pomerantz continued: “Seres has an array of early and late clinical stage, as well as pre-clinical stage microbiome programs in infectious, metabolic, and immune diseases - each with compelling scientific and clinical rationale. Our near-term focus will be on the highest priority clinical programs to most effectively advance our pipeline: SER-287 for Ulcerative Colitis; SER-109 for Recurrent C. difficile infection; and the SER-401 Immuno-oncology program. We expect 2018 to be an eventful year with continued SER-109 Phase 3 study execution, and the initiation of both a next stage SER-287 Ulcerative Colitis clinical study, as well as a clinical trial evaluating adjunctive microbiome therapy in metastatic melanoma patients being treated with checkpoint inhibitors.”

Recent Highlights

•	SER-287 Phase 1b study clinical and microbiome results: Seres previously reported positive results from a SER-287 Phase 1b placebo-controlled induction study in 58 patients with mild-to-moderate Ulcerative Colitis (UC) who were failing current therapies.

SER-287 administration resulted in a dose-dependent improvement of both clinical remission rates and endoscopic scores. Based on an intent to treat ‘missing data counted as a failure’ analysis, 40% (6 of 15) of patients in the vancomycin pre-treatment, daily SER-287 dosing arm achieved clinical remission; whereas in the placebo group 0% (0 of 11) achieved this endpoint (p-value = 0.0237).

High clinical response rates to placebo that were not statistically differentiated from the SER-287 treatment arms were also observed. Clinical response is a subjective endpoint that is prone to high variability and high placebo rates, as previously observed in several other UC trials. In the most recent FDA regulatory guidance in August 2016, clinical remission is the only recommended primary endpoint in UC registrational studies.

The SER-287 safety and tolerability profile was favorable. Study results demonstrated no imbalance in adverse events in patients treated with SER-287, as compared to placebo. There were no drug-related serious adverse events associated with SER-287.

Analyses of study microbiome data demonstrated that SER-287 induced dose-dependent engraftment of SER-287-derived bacterial species. Differences in specific bacterial engraftment signatures were found to be associated with clinical remission. Bacterial engraftment of SER-287-derived bacterial species was durable for at least four weeks after administration of the final SER-287 dose, when final data microbiome samples were collected. In the 11 patients in this trial who achieved clinical remission (all of whom received SER-287), none had flares during the 6 months following SER-287 treatment. Finally, histologic improvement scores were demonstrated to be higher in patients treated with daily SER-287, as compared to placebo.

Seres is in discussion with the FDA regarding the SER-287 study design and plans to initiate the next clinical study of SER-287 in UC patients in mid-2018.

•	SER-287 Orphan Drug Designation in Pediatric UC: The FDA has granted Orphan Drug Designation to Seres’ microbiome therapeutic candidate SER-287 for the treatment of UC in pediatric patients. The FDA’s designation of SER-287 follows a review of the data that established the potential uses for SER-287.

•	Continued execution of the SER-109 ECOSPOR III Phase 3 study: Seres continues to progress its SER-109 Phase 3 clinical study, and plans to enroll approximately 320 patients with multiply recurrent C. difficile infection, at sites in both the U.S. and Canada. Based on previously disclosed interactions with the FDA, ECOSPOR III has been designated a Phase 3 trial and the Company expects that this single pivotal study could support SER-109 registration and approval. SER-109 has been designated by the FDA as a Breakthrough Therapy and has obtained Orphan Drug Designation.

•	Preliminary SER-262 Phase 1b study results: Seres obtained preliminary clinical and microbiome results from the SER-262 Phase 1b, first-in-human, dose-escalation clinical study of SER-262 in patients with primary C. difficile infection. SER-262 is the first rationally-designed, fermented microbiome therapeutic candidate ever evaluated in patients. Clinical data have been obtained from seven of the eight planned dose escalation patient cohorts. Each cohort included 10 patients receiving SER-262 and two patients receiving placebo. Based on the first seven patient cohorts, SER-262 had no drug-related serious adverse events reported. No relevant differences were observed in the relative risk of recurrence rate in patients administered SER-262, as compared to placebo; however, this small cohort-based, first-in-human Phase 1b study was not powered to detect a statistically significant difference in recurrence rates. A small group of placebo treated patients were included in this study and, in this group, no recurrences were observed. Of note, a low C. difficile recurrence rate was observed in patients treated with Vancomycin and SER-262, as compared to those treated with Metronidazole and SER-262 (4% versus 31%, respectively). This difference was statistically significant with a p value of 0.0049. The medical literature suggests a recurrence rate of about 25% in patients treated solely with Vancomycin for primary C. difficile infection. Our data suggest that treatment with Vancomycin, followed by SER-262, results in more robust and kinetically more rapid engraftment, and thus may lead to corresponding clinical efficacy. This new finding will be further evaluated to inform future development efforts.

Preliminary SER-262 microbiome analysis has been conducted on the first five, lowest dose cohorts to assess drug pharmacokinetics. A majority of SER-262-derived strains were detected in patients receiving SER-262; detection of strains was variable across subjects. This is the first-time engraftment of bacteria from a fermented microbiome drug candidate has been demonstrated in the microbiome of humans. Partial engraftment of strains was also a characteristic observed in our SER-109 clinical studies, and has been reported in fecal microbiota transplant treatment of C. difficile infection. In patients where SER-262 engraftment was observed, broader microbiome changes were also observed, indicating that a limited number of engrafting species may cause global restructuring of the human microbiome. Microbiome profile differences, based on the antibiotics used to treat each patient’s C. difficile infection, were also observed. Vancomycin led to more rapid and robust engraftment of SER-262 bacterial strains, as compared to Metronidazole. More detailed microbiome and metabolomic analyses remain ongoing. These unique SER-262 proprietary human data sets will be used to inform future development of SER-262 and other fermented Seres therapeutic candidate, including but not limited to SER-301 for Inflammatory bowel disease (IBD) and SER-155 for hematopoietic stem cell transplantation (HSCT).

•

Collaboration with MD Anderson Cancer Center and the Parker Institute for Cancer Immunotherapy: Seres, MD Anderson Cancer Center (MD Anderson), and the Parker Institute for Cancer Immunotherapy (Parker Institute), formed a collaboration to evaluate the potential of Seres’ microbiome therapeutic candidates to improve the outcomes of cancer patients treated with immuno-therapy checkpoint inhibitors. The collaborators plan to initiate a randomized, placebo-controlled study at MD Anderson, sponsored by the Parker Institute in patients with metastatic melanoma this year. The clinical trial will evaluate the impact of an anti-PD-1 checkpoint inhibitor with adjunctive microbiome therapy on patient outcomes. Seres also received an exclusive option, with pre-defined financial terms, to license intellectual property rights from MD Anderson related to the use of bacteria in combination with checkpoint inhibitors.

Financial Results

Seres reported a net loss of $89.4 million for the full year, as compared to a net loss of $91.6 million for the prior year. Seres reported a net loss of $29.0 million for the fourth quarter of 2017, as compared to a net loss of $25.3 million for the same period in 2016. The fourth quarter net loss was driven primarily by clinical and development expenses, personnel expenses, and ongoing development of the Company’s microbiome therapeutics platform. The fourth quarter net loss figure was inclusive of $3.1 million in recognized revenue associated with the Company’s collaboration with Nestlé Health Science.

Research and development expenses for the fourth quarter 2017 were $24.0 million, as compared to $20.3 million for the same period in 2016. The research and development expense was primarily related to Seres’ microbiome therapeutics platform, the clinical development of SER-109, SER-262 and SER-287, as well as the Company’s and immuno-oncology preclinical programs.

General and administrative expenses for the fourth quarter were $8.8 million, as compared to $8.5 million for the same period in the prior year. General and administrative expenses were primarily due to headcount, professional fees, and facility costs.

The decrease in the Company’s cash, cash equivalents and investments balance during the quarter was $21.3 million. Seres ended the fourth quarter with approximately $150.0 million in cash, cash equivalents and investments.

Financial Expectations

Based on the Company’s current operating plan, cash resources are expected to fund operating expenses and capital expenditure requirements, excluding net cash flows from future business development activities or potential incoming milestone payments, through the first quarter 2019.

This projection is a revision to the previous cash funding timing guidance of through 2018.

Seres is eligible to receive a substantial milestone payment, not considered in the financial guidance update, associated with the planned initiation of the next SER-287 clinical study.

Conference Call Information

Seres’ management will host a conference call today, March 8, 2018, at 8:00 a.m. ET. To access the conference call, please dial (844) 277-9450 (domestic) or (336) 525-7139 (international) and reference the conference ID number 5092388. Accompanying slides will be made available on the Seres website prior to the call. To join the live webcast, please visit the “Investors and Media” section of the Seres website at www.serestherapeutics.com.

A webcast replay will be available on the Seres website beginning approximately two hours after the event and will be archived for approximately 21 days.

About Seres Therapeutics

Seres Therapeutics, Inc., (Nasdaq:MCRB) is a leading microbiome therapeutics platform company developing a novel class of biological drugs that are designed to treat disease by restoring the function of a dysbiotic microbiome, where the natural state of bacterial diversity and function is imbalanced. Seres’ lead program, SER-109, has obtained Breakthrough Therapy and Orphan Drug designations from the U.S. Food and Drug Administration and is in Phase 3 development for multiply recurrent C. difficile infection. Seres’ clinical candidate SER-287 has successfully completed a Phase 1b study in patients with mild-to-moderate Ulcerative Colitis. Seres is also evaluating SER-262, a rationally-designed microbiome therapeutic candidate, in a Phase 1b study in patients with primary C. difficile infection. For more information, please visit www.serestherapeutics.com. Follow us on Twitter @SeresTx.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including relating to our prioritization of our assets, our development plans, the ability of ECOSPOR III to support SER-109 approval, ECORSPOR III enrollment, the promise and potential impact of any of our microbiome therapeutics or clinical trial data, our plans to initiate clinical studies of SER-287 and in I-O, the timing and results of any clinical studies, and the sufficiency of cash to fund operations.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have incurred significant losses, are not currently profitable and may never become profitable; our need for additional funding; our limited operating history; our unproven approach to therapeutic intervention; the lengthy, expensive, and uncertain process of clinical drug development, including potential delays in regulatory approval; our reliance on third parties and collaborators to conduct our clinical trials, manufacture our product candidates, and develop and commercialize our product candidates, if approved; our lack of experience in manufacturing, selling, marketing, and distributing our product candidates; failure to compete successfully against other drug companies; protection of our proprietary technology and the confidentiality of our trade secrets; potential lawsuits for, or claims of, infringement of third-party intellectual property or challenges to the ownership of our intellectual property; our patents being found invalid or unenforceable; risks associated with international operations; our ability to retain key personnel and to manage our growth; the potential volatility of our common stock; our management and principal stockholders have the ability to control or significantly influence our business; and we are currently subject to securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on November 8, 2017 and our other reports filed with the SEC, including the Annual Report we intend to file later today, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

IR or PR Contact:

Carlo Tanzi, Ph.D., Seres Therapeutics, 617-203-3467

Vice President, Investor Relations and Corporate Communications

ctanzi@serestherapeutics.com

SERES THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$36,088	$54,539
Investments	113,895	138,704
Prepaid expenses and other current assets	5,095	5,126

Total current assets	155,078	198,369
Property and equipment, net	32,931	36,125
Long-term investments	—	36,752
Restricted cash	1,513	1,400

Total assets	$189,522	$272,646

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$7,033	$7,587
Accrued expenses and other current liabilities	12,513	10,812
Deferred revenue - related party	12,079	12,058

Total current liabilities	31,625	30,457
Lease incentive obligation, net of current portion	8,989	10,730
Deferred rent	2,233	2,072
Deferred revenue, net of current portion - related party	84,847	96,756
Other long-term liabilities	1,129	—

Total liabilities	128,823	140,015

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at December 31, 2017 and 2016; no shares issued and outstanding at December 31, 2017 and 2016	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2017 and 2016; 40,571,015 and 40,355,753 shares issued and outstanding at December 31, 2017 and 2016	40	40
Additional paid-in capital	324,376	306,931
Accumulated other comprehensive income (loss)	(146)	(149)
Accumulated deficit	(263,571)	(174,191)

Total stockholders’ equity	60,699	132,631

Total liabilities, convertible preferred stock and stockholders’ equity	$189,522	$272,646

SERES THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Year Ended December 31,
	2017	2016	2015
Revenue:
Collaboration revenue - related party	$32,100	$21,766	$—

Total revenue	32,100	21,766	—
Operating expenses:
Research and development expenses	$89,455	81,989	38,095
General and administrative expenses	34,040	32,616	16,761

Total operating expenses	123,495	114,605	54,856

Loss from operations	(91,395)	(92,839)	(54,856)

Other income (expense):
Interest income (expense), net	1,590	1,260	83
Other income	425	—	—
Revaluation of preferred stock warrant liability	—	—	(7)

Total other income (expense), net	2,015	1,260	76

Net loss	$(89,380)	(91,579)	(54,780)
Net loss per share attributable to common stockholders, basic and diluted	$(2.21)	$(2.30)	$(2.33)

Weighted average common shares outstanding, basic and diluted	40,449,410	39,846,928	23,532,400

Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax of $0	3	(179)	30

Total other comprehensive income (loss)	3	(179)	30

Comprehensive loss	$(89,377)	$(91,758)	$(54,750)

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